Exhibit 11

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

Statements re Computation of Per Share Earnings

(Common shares means both Class A and Class B)

Year ended December 31,	2011 $	2010 $	2009 $

Losses from continuing operations	(65,460,000)	(60,570,000)	(18,959,000)
Losses from discontinued operations, net of tax	(22,136,000)	(2,010,000)	(49,778,000)

Net losses	(87,596,000)	(62,580,000)	(68,737,000)
Net earnings attributable to non-controlling interests	(184,000)	(179,000)	(60,000)
Net losses attributable to Orient-Express Hotels Ltd.	(87,780,000)	(62,759,000)	(68,797,000)

	Shares	Shares	Shares
Shares used to compute basic earnings per common share (weighted average number of shares outstanding)	102,531,000	91,545,000	68,046,000
Shares used to compute diluted earnings per common share (weighted average number of shares outstanding assuming the effect of share options and share awards)	102,531,000	91,545,000	68,046,000

	$	$	$
Basic losses per common share:
Net losses from continuing operations	(0.64)	(0.66)	(0.28)
Net losses from discontinued operations	(0.22)	(0.02)	(0.73)
Net losses attributable to Orient-Express Hotels Ltd.	(0.86)	(0.69)	(1.01)

Diluted losses
Net losses from continuing operations	(0.64)	(0.66)	(0.28)
Net losses from discontinued operations	(0.22)	(0.02)	(0.73)
Net losses attributable to Orient-Express Hotels Ltd.	(0.86)	(0.69)	(1.01)